     Exhibit 99.1

CVS HEALTH REPORTS THIRD QUARTER RESULTS
WOONSOCKET, RHODE ISLAND, November 2, 2022 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months ended September 30, 2022.

THIRD QUARTER RESULTS	KEY FINANCIAL DATA
•Total revenues increased to $81.2 billion, up 10.0% compared to prior year
•GAAP loss per share of $(2.60), inclusive of $5.2 billion pre-tax opioid litigation charges and a $2.5 billion pre-tax loss on assets held for sale related to the Omnicare® long-term care business (“LTC business”)
•Adjusted EPS of $2.09

YEAR-TO-DATE RESULTS
•Total revenues increased to $238.6 billion, up 10.7% compared to prior year
•GAAP diluted EPS of $1.40
•Adjusted EPS of $6.71
•Generated cash flow from operations of $18.1 billion
•Repaid $4.1 billion of long-term debt

	Three Months Ended September 30,
In millions, except per share amounts	2022	2021	Change
Total revenues	$81,159	$73,794	$7,365
Operating income (loss)	(3,931)	3,061	(6,992)
Adjusted operating income (1)	4,233	4,073	160
Diluted earnings (loss) per share	$(2.60)	$1.20	$(3.80)
Adjusted EPS (2)	$2.09	$1.97	$0.12

2022 FULL-YEAR GUIDANCE
•Revised GAAP diluted EPS guidance range to $3.12 to $3.22 from $7.23 to $7.43
•Raised Adjusted EPS guidance range to $8.55 to $8.65 from $8.40 to $8.60
•Raised cash flow from operations guidance range to $13.5 billion to $14.5 billion from $12.5 billion to $13.5 billion

CEO Commentary
“We delivered another outstanding quarter, and have raised full-year guidance as a result. We continue to execute on our strategy with a focus on expanding capabilities in health care delivery, and the announced acquisition of Signify Health will further strengthen our engagement with consumers.”
-Karen S. Lynch, CVS Health President and CEO

Q3 IN THE SPOTLIGHT
On September 2, 2022, the Company entered into a definitive agreement to acquire Signify Health, Inc. (“Signify Health”) for $30.50 per share in cash, representing a total transaction value of approximately $8 billion. The transaction is expected to close in the first half of 2023.

Appointed Dr. Jeffrey R. Balser to serve on the Board of Directors, effective September 13, 2022, and appointed Dr. Amar Desai as President, Health Care Delivery, effective October 17, 2022.

Repaid $2.6 billion of long-term debt, while returning $726 million to shareholders through dividends during the three months ended September 30, 2022. Since the close of the acquisition of Aetna Inc. in November 2018, the Company has repaid a net $25.2 billion of long-term debt.

Investor Contact: Larry McGrath | Senior Vice President Business Development and Investor Relations | (800) 201-0938
Media Contact: T.J. Crawford | Vice President External Affairs | (212) 457-0583

The Company presents both GAAP and non-GAAP financial measures in this press release to assist in the comparison of the Company’s past financial performance with its current financial performance. See “Non-GAAP Financial Information” beginning on page 12 and endnotes beginning on page 23 for explanations of non-GAAP financial measures presented in this press release. See pages 14 through 15 and page 22 for reconciliations of each non-GAAP financial measure used in this release to the most directly comparable GAAP financial measure.

Consolidated Third Quarter Results

	Three Months Ended September 30,			Nine Months Ended September 30,
In millions, except per share amounts	2022	2021	Change	2022	2021	Change
Total revenues	$81,159	$73,794	$7,365	$238,621	$215,507	$23,114
Operating income (loss)	(3,931)	3,061	(6,992)	4,128	10,964	(6,836)
Adjusted operating income (1)	4,233	4,073	160	13,526	13,165	361
Net income (loss)	(3,409)	1,587	(4,996)	1,865	6,602	(4,737)
Diluted earnings (loss) per share	$(2.60)	$1.20	$(3.80)	$1.40	$4.98	$(3.58)
Adjusted EPS (2)	$2.09	$1.97	$0.12	$6.71	$6.43	$0.28

For the three months ended September 30, 2022 compared to the prior year:
•Total revenues increased 10.0% driven by growth across all segments.
•During the three months ended September 30, 2022, the Company incurred an operating loss of $3.9 billion compared to $3.1 billion of operating income in the prior year. The difference was primarily driven by $5.2 billion in opioid litigation charges and a $2.5 billion loss on assets held for sale to write-down the Company’s LTC business in the current year, partially offset by the absence of a $431 million goodwill impairment charge on the remaining goodwill of the LTC reporting unit recorded in the prior year.
•Adjusted operating income increased $160 million in the three months ended September 30, 2022 compared to the prior year. The increase in adjusted operating income was primarily driven by increases in the Health Care Benefits and Pharmacy Services segments, largely offset by a decline in the Retail/LTC segment. See pages 3 through 5 for additional discussion of adjusted operating income performance of the Company’s segments.
•Interest expense decreased $36 million, or 6.0%, due to lower debt in the three months ended September 30, 2022.
•Due to the pre-tax loss in the three months ended September 30, 2022, the Company recorded an income tax benefit of 23.5%, compared to an income tax expense of 26.0% for the three months ended September 30, 2021. The difference in the tax rate was primarily due to certain nondeductible legal charges recorded in the three months ended September 30, 2022.

Opioid Litigation Developments

During the third quarter, the Company entered into settlement agreements with two states and a tribe to settle all opioid claims against it. In October 2022, the Company agreed in principle to a global settlement framework which, if all conditions are satisfied and the non-monetary terms are finalized, would result in the settlement of substantially all opioid lawsuits and claims filed by other states, political subdivisions and tribes against the Company to be paid over 10 years, beginning in 2023. In the third quarter of 2022, the Company recorded a pre-tax charge of $5.2 billion related to the estimated liability for opioid-related claims.

Health Care Benefits Segment

The Health Care Benefits segment offers a full range of insured and self-insured (“ASC”) medical, pharmacy, dental and behavioral health products and services. The segment results for the three and nine months ended September 30, 2022 and 2021 were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
In millions, except percentages	2022	2021	Change	2022	2021	Change
Total revenues	$22,511	$20,479	$2,032	$68,376	$61,487	$6,889
Adjusted operating income (1)	1,544	1,106	438	5,126	4,502	624
Medical benefit ratio (“MBR”) (3)	83.5%	85.8%	(2.3)%	83.3%	84.4%	(1.1)%
Medical membership (4)				24.3	23.7	0.6

•Total revenues increased 9.9% for the three months ended September 30, 2022 compared to the prior year driven by growth across all product lines.
•Adjusted operating income increased 39.6% for the three months ended September 30, 2022 compared to the prior year primarily driven by the net favorable impact of COVID-19 compared to the prior year and strong underlying performance, including higher favorable development of prior-periods’ health care cost estimates in the three months ended September 30, 2022 compared to the prior year. These increases were partially offset by incremental investments to support growth in the business and net realized capital losses.
•The MBR decreased to 83.5% in the three months ended September 30, 2022 compared to 85.8% in the prior year reflective of the net favorable impact of COVID-19 compared to the prior year and strong underlying performance, including higher favorable development of prior-periods’ health care cost estimates in the three months ended September 30, 2022 compared to the prior year.
•Medical membership as of September 30, 2022 of 24.3 million increased 590,000 members compared with September 30, 2021, reflecting increases in Medicare and Commercial membership, partially offset by a decline in Medicaid membership. The decline in Medicaid membership reflects the expected loss of a large customer during the three months ended September 30, 2022.
•Medical membership as of September 30, 2022 of 24.3 million decreased 145,000 members compared with June 30, 2022, reflecting a decline in Medicaid membership, as a result of the expected loss of a large customer, partially offset by increases in Medicare and Commercial membership.
•The segment experienced favorable development of prior-periods’ health care cost estimates in its Government Services and Commercial businesses during the three months ended September 30, 2022, primarily attributable to second quarter 2022 performance.
•Prior years’ health care costs payable estimates developed favorably by $670 million during the nine months ended September 30, 2022. This development is reported on a basis consistent with the prior years’ development reported in the health care costs payable table in the Company’s annual audited financial statements and does not directly correspond to an increase in 2022 operating results.

See the supplemental information on page 17 for additional information regarding the performance of the Health Care Benefits segment.

Pharmacy Services Segment

The Pharmacy Services segment provides a full range of pharmacy benefit management solutions to employers, health plans, government employee groups and government sponsored programs. The segment results for the three and nine months ended September 30, 2022 and 2021 were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
In millions	2022	2021	Change	2022	2021	Change
Total revenues	$43,216	$39,046	$4,170	$125,489	$113,681	$11,808
Adjusted operating income (1)	1,877	1,773	104	5,368	5,035	333
Total pharmacy claims processed (5) (6)	584.9	564.4	20.5	1,736.2	1,662.5	73.7
Pharmacy network (7)	502.3	481.1	21.2	1,485.7	1,415.8	69.9
Mail choice (8)	82.6	83.3	(0.7)	250.5	246.7	3.8

•Total revenues increased 10.7% for the three months ended September 30, 2022 compared to the prior year primarily driven by increased pharmacy claims volume, growth in specialty pharmacy and brand inflation, partially offset by continued client price improvements.
•Adjusted operating income increased 5.9% for the three months ended September 30, 2022 compared to the prior year primarily driven by improved purchasing economics, including increased contributions from the products and services of the Company’s group purchasing organization, partially offset by continued client price improvements.
•Total pharmacy claims processed increased 3.6% on a 30-day equivalent basis for the three months ended September 30, 2022 compared to the prior year. The increase was primarily driven by net new business and increased utilization, partially offset by a decrease in COVID-19 vaccinations. Excluding the impact of COVID-19 vaccinations, total pharmacy claims processed increased 4.5% on a 30-day equivalent basis for the three months ended September 30, 2022 compared to the prior year.

See the supplemental information on page 19 for additional information regarding the performance of the Pharmacy Services segment.

Retail/LTC Segment

The Retail/LTC segment fulfills prescriptions for medications, provides patient care programs, sells a wide assortment of health and wellness products and general merchandise, provides health care services through walk-in medical clinics, provides medical diagnostic testing, administers vaccinations and provides pharmacy services to long-term care facilities. The segment results for the three and nine months ended September 30, 2022 and 2021 were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
In millions	2022	2021	Change	2022	2021	Change
Total revenues	$26,706	$24,992	$1,714	$78,410	$72,994	$5,416
Adjusted operating income (1)	1,398	1,723	(325)	4,865	5,166	(301)
Prescriptions filled (5) (6)	405.3	398.0	7.3	1,200.7	1,167.8	32.9

•Total revenues increased 6.9% for the three months ended September 30, 2022 compared to the prior year primarily driven by increased prescription and front store volume, including the sale of COVID-19 over-the-counter test kits, as well as pharmacy drug mix and brand inflation. These increases were partially offset by decreased COVID-19 diagnostic testing and vaccinations, the impact of recent generic introductions and continued pharmacy reimbursement pressure.
•Adjusted operating income decreased 18.9% for the three months ended September 30, 2022 compared to the prior year primarily driven by decreased COVID-19 diagnostic testing and vaccinations, continued pharmacy reimbursement pressure, as well as increased investments in the segment’s operations and capabilities. These decreases were partially offset by the increased prescription and front store volume described above, improved generic drug purchasing and the favorable impact of business initiatives in the three months ended September 30, 2022.
•Prescriptions filled increased 1.8% on a 30-day equivalent basis for the three months ended September 30, 2022 compared to the prior year primarily driven by increased utilization, partially offset by a decrease in COVID-19 vaccinations. Excluding the impact of COVID-19 vaccinations, prescriptions filled increased 3.6% on a 30-day equivalent basis for the three months ended September 30, 2022 compared to the prior year.

See the supplemental information on page 20 for additional information regarding the performance of the Retail/LTC segment.

2022 Full-Year Guidance

The Company revised its full-year 2022 GAAP diluted EPS guidance range to $3.12 to $3.22 from $7.23 to $7.43 and raised its full-year 2022 Adjusted EPS guidance range to $8.55 to $8.65 from $8.40 to $8.60. The Company also raised its full-year 2022 cash flow from operations guidance range to $13.5 billion to $14.5 billion from $12.5 billion to $13.5 billion.

The adjustments between full-year 2022 GAAP diluted EPS and Adjusted EPS include amortization of intangible assets, opioid litigation charges, losses on assets held for sale, the gain on the divestiture of PayFlex Holdings, Inc. (“PayFlex”), the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health and the impact of certain discrete tax items concluded in the first quarter of 2022.

Teleconference and Webcast

The Company will be holding a conference call today for investors at 8:00 a.m. (Eastern Time) to discuss its third quarter results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

In addition, on November 9, 2022, CVS Health’s Executive Vice President and Chief Financial Officer, Shawn Guertin, will participate in a fireside chat with investors at the 31st Annual Credit Suisse Healthcare Conference at approximately 11:35 a.m. (Eastern Time).

About CVS Health

CVS Health is the leading health solutions company, delivering care like no one else can. We reach more people and improve the health of communities across America through our local presence, digital channels and over 300,000 dedicated colleagues – including more than 40,000 physicians, pharmacists, nurses and nurse practitioners. Wherever and whenever people need us, we help them with their health – whether that’s managing chronic diseases, staying compliant with their medications or accessing affordable health and wellness services in the most convenient ways. We help people navigate the health care system – and their personal health care – by improving access, lowering costs and being a trusted partner for every meaningful moment of health. And we do it all with heart, each and every day. Follow @CVSHealth on social media.

Cautionary Statement Concerning Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health Corporation. Statements in this press release that are forward-looking include, but are not limited to, Ms. Lynch’s quotation, the information under the headings “2022 Full-Year Guidance” and “Q3 In The Spotlight” and the information included in the endnotes and reconciliations. By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Actual results may differ materially from those contemplated by the forward-looking statements due to the risks and uncertainties related to the COVID-19 pandemic, including the potential emergence of additional variants, vaccine and testing protocols, government testing initiatives, the geographies impacted by and the severity and duration of the pandemic, the pandemic’s impact on the U.S. and global economies and consumer behavior and health care utilization patterns, and the timing, scope and impact of stimulus legislation and other federal, state and local governmental responses to the pandemic.

Certain risks and uncertainties related to CVS Health’s proposed acquisition of Signify Health include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the right of CVS Health or Signify Health or both of them to terminate the merger agreement, including circumstances requiring a party to pay the other party a termination fee pursuant to the merger agreement; failure to obtain applicable regulatory approval in a timely manner or otherwise; the risk that the acquisition may not close in the anticipated timeframe or at all due to one or more of the other closing conditions to the transaction not being satisfied or waived; risks related to the ability of CVS Health to successfully integrate the businesses and achieve the expected synergies and operating efficiencies within the expected timeframes or at all and the possibility that such integration may be more difficult, time consuming or costly than expected; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of CVS Health’s common stock, credit ratings or operating results; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of CVS Health to retain customers and maintain relationships with each of its business partners, suppliers and customers and on its operating results and businesses generally; the risk of litigation and/or regulatory actions related to the proposed acquisition; and other business effects, including the effects of industry, market, economic, political or regulatory conditions. Certain additional risks and uncertainties are described in our Securities and Exchange Commission (“SEC”) filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 and our Current Reports on Form 8-K.

You are cautioned not to place undue reliance on CVS Health’s forward-looking statements. CVS Health’s forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. CVS Health does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.
- Tables Follow -

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions, except per share amounts	2022	2021	2022	2021
Revenues:
Products	$57,643	$51,853	$166,959	$149,765
Premiums	21,003	18,984	63,894	56,927
Services	2,312	2,711	7,253	7,983
Net investment income	201	246	515	832
Total revenues	81,159	73,794	238,621	215,507
Operating costs:
Cost of products sold	50,365	45,011	145,164	129,425
Benefit costs	17,419	16,081	52,976	47,686
Opioid litigation charges	5,220	—	5,704	—
Loss on assets held for sale	2,480	—	2,521	—
Goodwill impairment	—	431	—	431
Operating expenses	9,606	9,210	28,128	27,001
Total operating costs	85,090	70,733	234,493	204,543
Operating income (loss)	(3,931)	3,061	4,128	10,964
Interest expense	566	602	1,735	1,895
Loss on early extinguishment of debt	—	363	—	363
Other income	(41)	(49)	(126)	(144)
Income (loss) before income tax provision	(4,456)	2,145	2,519	8,850
Income tax provision (benefit)	(1,047)	558	654	2,248
Net income (loss)	(3,409)	1,587	1,865	6,602
Net (income) loss attributable to noncontrolling interests	(7)	11	(18)	2
Net income (loss) attributable to CVS Health	$(3,416)	$1,598	$1,847	$6,604

Net income (loss) per share attributable to CVS Health:
Basic	$(2.60)	$1.21	$1.41	$5.01
Diluted	$(2.60)	$1.20	$1.40	$4.98
Weighted average shares outstanding:
Basic	1,315	1,321	1,313	1,318
Diluted	1,315	1,329	1,324	1,326
Dividends declared per share	$0.55	$0.50	$1.65	$1.50

CVS HEALTH CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

In millions	September 30, 2022	December 31, 2021
Assets:
Cash and cash equivalents	$17,197	$9,408
Investments	2,792	3,117
Accounts receivable, net	26,317	24,431
Inventories	18,058	17,760
Assets held for sale	1,498	—
Other current assets	2,479	5,292
Total current assets	68,341	60,008
Long-term investments	20,565	23,025
Property and equipment, net	12,626	12,896
Operating lease right-of-use assets	18,270	19,122
Goodwill	78,086	79,121
Intangible assets, net	25,157	29,026
Separate accounts assets	3,318	5,087
Other assets	4,849	4,714
Total assets	$231,212	$232,999

Liabilities:
Accounts payable	$13,925	$12,544
Pharmacy claims and discounts payable	19,161	17,330
Health care costs payable	10,351	8,808
Policyholders’ funds	1,642	4,301
Accrued expenses	19,423	17,670
Other insurance liabilities	4,561	1,303
Current portion of operating lease liabilities	1,687	1,646
Current portion of long-term debt	1,363	4,205
Liabilities held for sale	296	—
Total current liabilities	72,409	67,807
Long-term operating lease liabilities	17,174	18,177
Long-term debt	50,848	51,971
Deferred income taxes	3,508	6,270
Separate accounts liabilities	3,318	5,087
Other long-term insurance liabilities	6,175	6,402
Other long-term liabilities	6,769	1,904
Total liabilities	160,201	157,618

Shareholders’ equity:
Preferred stock	—	—
Common stock and capital surplus	48,047	47,377
Treasury stock	(30,326)	(28,173)
Retained earnings	54,571	54,906
Accumulated other comprehensive income (loss)	(1,609)	965
Total CVS Health shareholders’ equity	70,683	75,075
Noncontrolling interests	328	306
Total shareholders’ equity	71,011	75,381
Total liabilities and shareholders’ equity	$231,212	$232,999

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
In millions	2022	2021
Cash flows from operating activities:
Cash receipts from customers	$235,395	$209,104
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(138,785)	(122,129)
Insurance benefits paid	(51,434)	(46,965)
Cash paid to other suppliers and employees	(22,368)	(21,840)
Interest and investment income received	327	582
Interest paid	(1,936)	(2,095)
Income taxes paid	(3,070)	(2,397)
Net cash provided by operating activities	18,129	14,260

Cash flows from investing activities:
Proceeds from sales and maturities of investments	5,535	5,559
Purchases of investments	(6,439)	(7,417)
Purchases of property and equipment	(2,039)	(1,923)
Acquisitions (net of cash acquired)	(131)	(135)
Proceeds from sale of subsidiaries (net of cash and restricted cash sold of $2,808 and $0)	(1,928)	—
Other	74	95
Net cash used in investing activities	(4,928)	(3,821)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	987
Repayments of long-term debt	(4,195)	(7,823)
Repurchase of common stock	(2,000)	—
Dividends paid	(2,188)	(1,965)
Proceeds from exercise of stock options	510	440
Payments for taxes related to net share settlement of equity awards	(337)	(161)
Other	(119)	80
Net cash used in financing activities	(8,329)	(8,442)
Net increase in cash, cash equivalents and restricted cash	4,872	1,997
Cash, cash equivalents and restricted cash at the beginning of the period	12,691	11,043
Cash, cash equivalents and restricted cash at the end of the period	$17,563	$13,040

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
In millions	2022	2021
Reconciliation of net income to net cash provided by operating activities:
Net income	$1,865	$6,602
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,198	3,397
Loss on assets held for sale	2,521	—
Goodwill impairment	—	431
Stock-based compensation	341	346
Gain on sale of subsidiary	(225)	—
Loss on early extinguishment of debt	—	363
Deferred income taxes and other noncash items	(2,250)	(645)
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(2,009)	(3,504)
Inventories	(415)	1,097
Other assets	(311)	(88)
Accounts payable and pharmacy claims and discounts payable	3,350	3,973
Health care costs payable and other insurance liabilities	4,687	348
Other liabilities	7,377	1,940
Net cash provided by operating activities	$18,129	$14,260

Non-GAAP Financial Information

The Company uses non-GAAP financial measures to analyze underlying business performance and trends. The Company believes that providing these non-GAAP financial measures enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance. These non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The Company’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

Non-GAAP financial measures such as consolidated adjusted operating income, adjusted earnings per share (EPS) and adjusted income attributable to CVS Health exclude from the relevant GAAP metrics, as applicable: amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance.

For the periods covered in this press release, the following items are excluded from the non-GAAP financial measures described above, as applicable, because the Company believes they neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance:
•The Company’s acquisition activities have resulted in the recognition of intangible assets as required under the acquisition method of accounting which consist primarily of trademarks, customer contracts/relationships, covenants not to compete, technology, provider networks and value of business acquired. Definite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in the unaudited condensed consolidated statements of operations in operating expenses within each segment. Although intangible assets contribute to the Company’s revenue generation, the amortization of intangible assets does not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of the Company’s acquisition activity. Accordingly, the Company believes excluding the amortization of intangible assets enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. Intangible asset amortization is excluded from the related non-GAAP financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.
•During the three and nine months ended September 30, 2022 the opioid litigation charges relate to agreements to resolve substantially all opioid claims against the Company by certain states and governmental entities. The opioid litigation charges are reflected within the Corporate/Other segment.
•During the three and nine months ended September 30, 2022, the loss on assets held for sale relates to the LTC reporting unit within the Retail/LTC segment. The Company continually evaluates its portfolio for nonstrategic assets. The Company determined that its LTC business was no longer a strategic asset and during the third quarter of 2022 committed to a plan to sell the LTC business. As of September 30, 2022, the LTC business met the criteria for held-for-sale accounting and the net assets were accounted for as assets held for sale. The carrying value of the LTC business was determined to be greater than its fair value and a loss on assets held for sale was recorded during the third quarter of 2022. During the nine months ended September 30, 2022, the loss on assets held for sale also relates to the Commercial Business reporting unit within the Health Care Benefits segment. In March 2022, the Company reached an agreement to sell its international health care business domiciled in Thailand (“Thailand business”), which was included in the Commercial Business reporting unit. At that time, a portion of the Commercial Business goodwill was specifically allocated to the Thailand business. The net assets of the Thailand business were accounted for as assets held for sale at March 31, 2022. The carrying value of the Thailand business was determined to be greater than its fair value and a loss on assets held for sale was recorded during the first quarter of 2022. The sale closed in the second quarter of 2022, and the ultimate loss on the sale was not material.
•During the nine months ended September 30, 2022, the gain on divestiture of subsidiary represents the pre-tax gain on the sale of PayFlex, which the Company sold in June 2022, for approximately $775 million. The gain on divestiture is reflected as a reduction in operating expenses in the Company’s unaudited condensed consolidated statement of operations within the Health Care Benefits segment.
•During the three and nine months ended September 30, 2021, acquisition-related integration costs relate to the acquisition of Aetna Inc. The acquisition-related integration costs are reflected in the unaudited condensed consolidated statements of operations in operating expenses within the Corporate/Other segment.
•During the three and nine months ended September 30, 2021, the goodwill impairment charge relates to an impairment of the remaining goodwill of the LTC reporting unit within the Retail/LTC segment.
•During the three and nine months ended September 30, 2021, the loss on early extinguishment of debt relates to the Company’s repayment of approximately $2.0 billion of its outstanding senior notes in August 2021 pursuant to its tender offers for such senior notes.
•In June 2021, the Company received $61 million related to a purchase price working capital adjustment for an acquisition completed during the first quarter of 2020. The resolution of this matter occurred subsequent to the acquisition accounting measurement period and is reflected in the Company’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2021 as a reduction of operating expenses within the Health Care Benefits segment.
•The corresponding tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health and Adjusted EPS above. The nature of each non-GAAP adjustment is evaluated to determine whether a discrete adjustment should be made to the adjusted income tax provision. During the nine months ended September 30, 2022, the Company’s adjusted income tax provision also excludes the impact of certain discrete tax items concluded in the first quarter of 2022.

See endnotes (1) and (2) on page 23 for definitions of non-GAAP financial measures. Reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are presented on pages 14 through 15 and page 22.

Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures

Adjusted Operating Income
(Unaudited)

The following are reconciliations of consolidated operating income (loss) (GAAP measure) to consolidated adjusted operating income, as well as reconciliations of segment GAAP operating income (loss) to segment adjusted operating income:

	Three Months Ended September 30, 2022
In millions	Health Care Benefits	Pharmacy Services	Retail/ LTC	Corporate/ Other	Intersegment Eliminations	Consolidated Totals
Operating income (loss) (GAAP measure)	$1,244	$1,836	$(1,205)	$(5,637)	$(169)	$(3,931)
Amortization of intangible assets	300	41	123	—	—	464
Opioid litigation charges	—	—	—	5,220	—	5,220
Loss on assets held for sale	—	—	2,480	—	—	2,480
Adjusted operating income (loss) (1)	$1,544	$1,877	$1,398	$(417)	$(169)	$4,233

	Three Months Ended September 30, 2021
In millions	Health Care Benefits	Pharmacy Services	Retail/ LTC	Corporate/ Other	Intersegment Eliminations	Consolidated Totals
Operating income (loss) (GAAP measure)	$716	$1,730	$1,165	$(364)	$(186)	$3,061
Amortization of intangible assets	390	43	127	1	—	561
Acquisition-related integration costs	—	—	—	20	—	20
Goodwill impairment	—	—	431	—	—	431
Adjusted operating income (loss) (1)	$1,106	$1,773	$1,723	$(343)	$(186)	$4,073

	Nine Months Ended September 30, 2022
In millions	Health Care Benefits	Pharmacy Services	Retail/ LTC	Corporate/ Other	Intersegment Eliminations	Consolidated Totals
Operating income (loss) (GAAP measure)	$4,407	$5,242	$2,018	$(6,983)	$(556)	$4,128
Amortization of intangible assets	903	126	367	2	—	1,398
Opioid litigation charges	—	—	—	5,704	—	5,704
Loss on assets held for sale	41	—	2,480	—	—	2,521
Gain on divestiture of subsidiary	(225)	—	—	—	—	(225)
Adjusted operating income (loss) (1)	$5,126	$5,368	$4,865	$(1,277)	$(556)	$13,526

	Nine Months Ended September 30, 2021
In millions	Health Care Benefits	Pharmacy Services	Retail/ LTC	Corporate/ Other	Intersegment Eliminations	Consolidated Totals
Operating income (loss) (GAAP measure)	$3,369	$4,887	$4,349	$(1,118)	$(523)	$10,964
Amortization of intangible assets	1,194	148	386	2	—	1,730
Acquisition-related integration costs	—	—	—	101	—	101
Goodwill impairment	—	—	431	—	—	431
Acquisition purchase price adjustment outside of measurement period	(61)	—	—	—	—	(61)
Adjusted operating income (loss) (1)	$4,502	$5,035	$5,166	$(1,015)	$(523)	$13,165

Adjusted Earnings Per Share
(Unaudited)

The following are reconciliations of net income (loss) attributable to CVS Health to adjusted income attributable to CVS Health and calculations of GAAP diluted earnings (loss) and Adjusted EPS:

	Three Months Ended September 30, 2022		Three Months Ended September 30, 2021
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income (loss) attributable to CVS Health (GAAP measure)	$(3,416)	$(2.60)	$1,598	$1.20
Amortization of intangible assets	464	0.36	561	0.42
Opioid litigation charges	5,220	3.95	—	—
Loss on assets held for sale	2,480	1.88	—	—
Acquisition-related integration costs	—	—	20	0.02
Goodwill impairment	—	—	431	0.33
Loss on early extinguishment of debt	—	—	363	0.27
Tax impact of non-GAAP adjustments	(1,985)	(1.50)	(350)	(0.27)
Adjusted income attributable to CVS Health (2)	$2,763	$2.09	$2,623	$1.97

Weighted average diluted shares outstanding (GAAP) (2)		1,315		1,329
Adjusted weighted average diluted shares outstanding (non-GAAP) (2)		1,323		1,329

	Nine Months Ended September 30, 2022		Nine Months Ended September 30, 2021
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$1,847	$1.40	$6,604	$4.98
Amortization of intangible assets	1,398	1.06	1,730	1.30
Opioid litigation charges	5,704	4.31	—	—
Loss on assets held for sale	2,521	1.90	—	—
Gain on divestiture of subsidiary	(225)	(0.17)	—	—
Acquisition-related integration costs	—	—	101	0.08
Goodwill impairment	—	—	431	0.33
Acquisition purchase price adjustment outside of measurement period	—	—	(61)	(0.05)
Loss on early extinguishment of debt	—	—	363	0.27
Tax impact of non-GAAP adjustments	(2,365)	(1.79)	(642)	(0.48)
Adjusted income attributable to CVS Health (2)	$8,880	$6.71	$8,526	$6.43

Weighted average diluted shares outstanding (GAAP) (2)		1,324		1,326
Adjusted weighted average diluted shares outstanding (non-GAAP) (2)		1,324		1,326

Supplemental Information
(Unaudited)

The Company’s segments maintain separate financial information, and the Company’s chief operating decision maker (the “CODM”) evaluates the segments’ operating results on a regular basis in deciding how to allocate resources among the segments and in assessing segment performance. The CODM evaluates the performance of the Company’s segments based on adjusted operating income, which is defined as operating income (loss) (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance as further described in endnote (1). The Company uses adjusted operating income as its principal measure of segment performance as it enhances the Company’s ability to compare past financial performance with current performance and analyze underlying business performance and trends.

The following is a reconciliation of financial measures of the Company’s segments to the consolidated totals:

In millions	Health Care Benefits	Pharmacy Services (a)	Retail/ LTC	Corporate/ Other	Intersegment Eliminations (b)	Consolidated Totals
Three Months Ended
September 30, 2022
Total revenues	$22,511	$43,216	$26,706	$142	$(11,416)	$81,159
Adjusted operating income (loss) (1)	1,544	1,877	1,398	(417)	(169)	4,233
September 30, 2021
Total revenues	20,479	39,046	24,992	171	(10,894)	73,794
Adjusted operating income (loss) (1)	1,106	1,773	1,723	(343)	(186)	4,073

Nine Months Ended
September 30, 2022
Total revenues	$68,376	$125,489	$78,410	$378	$(34,032)	$238,621
Adjusted operating income (loss) (1)	5,126	5,368	4,865	(1,277)	(556)	13,526
September 30, 2021
Total revenues	61,487	113,681	72,994	488	(33,143)	215,507
Adjusted operating income (loss) (1)	4,502	5,035	5,166	(1,015)	(523)	13,165
_____________________________________________
(a)Total revenues of the Pharmacy Services segment include approximately $2.9 billion and $2.8 billion of retail co-payments for the three months ended September 30, 2022 and 2021, respectively, and $9.8 billion and $9.0 billion of retail co-payments for the nine months ended September 30, 2022 and 2021, respectively.
(b)Intersegment revenue eliminations relate to intersegment revenue generating activities that occur between the Health Care Benefits segment, the Pharmacy Services segment, and/or the Retail/LTC segment. Intersegment adjusted operating income eliminations occur when members of Pharmacy Services Segment clients (“PSS members”) enrolled in Maintenance Choice® elect to pick up maintenance prescriptions at one of the Company’s retail pharmacies instead of receiving them through the mail. When this occurs, both the Pharmacy Services and Retail/LTC segments record the adjusted operating income on a stand-alone basis.

Supplemental Information
(Unaudited)

Health Care Benefits Segment

The following table summarizes the Health Care Benefits segment’s performance for the respective periods:

					Change
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30, 2022 vs 2021		Nine Months Ended September 30, 2022 vs 2021
In millions, except percentages and basis points (“bps”)	2022	2021	2022	2021	$	%	$	%
Revenues:
Premiums	$20,989	$18,959	$63,848	$56,869	$2,030	10.7%	$6,979	12.3%
Services	1,421	1,373	4,250	4,186	48	3.5%	64	1.5%
Net investment income	101	147	278	432	(46)	(31.3)%	(154)	(35.6)%
Total revenues	22,511	20,479	68,376	61,487	2,032	9.9%	6,889	11.2%
Benefit costs	17,531	16,260	53,191	47,971	1,271	7.8%	5,220	10.9%
MBR (Benefit costs as a % of premium revenues) (3)	83.5%	85.8%	83.3%	84.4%	(230)	bps	(110)	bps
Loss on assets held for sale	$—	$—	$41	$—	$—	—%	$41	100.0%
Operating expenses	3,736	3,503	10,737	10,147	233	6.7%	590	5.8%
Operating expenses as a % of total revenues	16.6%	17.1%	15.7%	16.5%
Operating income	$1,244	$716	$4,407	$3,369	$528	73.7%	$1,038	30.8%
Operating income as a % of total revenues	5.5%	3.5%	6.4%	5.5%
Adjusted operating income (1)	$1,544	$1,106	$5,126	$4,502	$438	39.6%	$624	13.9%
Adjusted operating income as a % of total revenues	6.9%	5.4%	7.5%	7.3%
Premium revenues (by business):
Government	$15,433	$13,903	$47,379	$41,717	$1,530	11.0%	$5,662	13.6%
Commercial	5,556	5,056	16,469	15,152	500	9.9%	1,317	8.7%

The following table summarizes the Health Care Benefits segment’s medical membership for the respective periods:

	September 30, 2022			June 30, 2022			December 31, 2021			September 30, 2021
In thousands	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total
Medical membership: (4)
Commercial	3,159	13,852	17,011	3,158	13,835	16,993	3,258	13,530	16,788	3,224	13,529	16,753
Medicare Advantage	3,260	—	3,260	3,216	—	3,216	2,971	—	2,971	2,953	—	2,953
Medicare Supplement	1,345	—	1,345	1,314	—	1,314	1,285	—	1,285	1,242	—	1,242
Medicaid	2,181	490	2,671	2,425	484	2,909	2,333	471	2,804	2,289	460	2,749
Total medical membership	9,945	14,342	24,287	10,113	14,319	24,432	9,847	14,001	23,848	9,708	13,989	23,697

Supplemental membership information:
Medicare Prescription Drug Plan (stand-alone)			6,090			6,051			5,777			5,740

Supplemental Information
(Unaudited)

The following table shows the components of the change in health care costs payable during the nine months ended September 30, 2022 and 2021:

	Nine Months Ended September 30,
In millions	2022	2021
Health care costs payable, beginning of period	$8,808	$7,936
Less: Reinsurance recoverables	8	10
Health care costs payable, beginning of period, net	8,800	7,926
Add: Components of incurred health care costs
Current year	53,311	48,243
Prior years (a)	(670)	(771)
Total incurred health care costs (b)	52,641	47,472
Less: Claims paid
Current year	43,632	39,887
Prior years	7,468	6,639
Total claims paid	51,100	46,526
Add: Premium deficiency reserve	5	1
Health care costs payable, end of period, net	10,346	8,873
Add: Reinsurance recoverables	5	4
Health care costs payable, end of period	$10,351	$8,877
_____________________________________________
(a)Negative amounts reported for incurred health care costs related to prior years result from claims being settled for amounts less than originally estimated.
(b)Total incurred health care costs for the nine months ended September 30, 2022 and 2021 in the table above exclude (i) $5 million and $1 million, respectively, for premium deficiency reserves related to the Company’s Medicaid products, (ii) $56 million and $45 million, respectively, of benefit costs recorded in the Health Care Benefits segment that are included in other insurance liabilities on the unaudited condensed consolidated balance sheets and (iii) $274 million and $168 million, respectively, of benefit costs recorded in the Corporate/Other segment that are included in other insurance liabilities on the unaudited condensed consolidated balance sheets.

The following table summarizes the Health Care Benefits segment’s days claims payable for the respective periods:

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Days Claims Payable (9)	54.9	54.3	51.7	49.1	51.1

Supplemental Information
(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services segment’s performance for the respective periods:

					Change
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30, 2022 vs 2021		Nine Months Ended September 30, 2022 vs 2021
In millions, except percentages	2022	2021	2022	2021	$	%	$	%
Revenues:
Products	$42,905	$38,739	$124,623	$112,816	$4,166	10.8%	$11,807	10.5%
Services	311	307	866	865	4	1.3%	1	0.1%
Total revenues	43,216	39,046	125,489	113,681	4,170	10.7%	11,808	10.4%
Cost of products sold	40,998	36,925	119,028	107,714	4,073	11.0%	11,314	10.5%
Gross profit (10)	2,218	2,121	6,461	5,967	97	4.6%	494	8.3%
Gross margin (Gross profit as a % of total revenues) (10)	5.1%	5.4%	5.1%	5.2%
Operating expenses	$382	$391	$1,219	$1,080	$(9)	(2.3)%	$139	12.9%
Operating expenses as a % of total revenues	0.9%	1.0%	1.0%	1.0%
Operating income	$1,836	$1,730	$5,242	$4,887	$106	6.1%	$355	7.3%
Operating income as a % of total revenues	4.2%	4.4%	4.2%	4.3%
Adjusted operating income (1)	$1,877	$1,773	$5,368	$5,035	$104	5.9%	$333	6.6%
Adjusted operating income as a % of total revenues	4.3%	4.5%	4.3%	4.4%
Revenues (by distribution channel):
Pharmacy network (7)	$25,012	$23,665	$72,373	$68,476	$1,347	5.7%	$3,897	5.7%
Mail choice (8)	17,935	15,202	52,339	44,685	2,733	18.0%	7,654	17.1%
Other	269	179	777	520	90	50.3%	257	49.4%
Pharmacy claims processed: (5) (6)
Total (a)	584.9	564.4	1,736.2	1,662.5	20.5	3.6%	73.7	4.4%
Pharmacy network (7)	502.3	481.1	1,485.7	1,415.8	21.2	4.4%	69.9	4.9%
Mail choice (8)	82.6	83.3	250.5	246.7	(0.7)	(0.8)%	3.8	1.5%
Generic dispensing rate: (6) (11)
Total (b)	87.5%	87.1%	87.7%	87.3%
Pharmacy network (7)	87.8%	87.4%	88.1%	87.6%
Mail choice (8)	85.4%	85.5%	85.5%	85.6%
_____________________________________________
(a)Excluding the impact of COVID-19 vaccinations, total pharmacy claims processed increased 4.5% and 5.2% on a 30-day equivalent basis for the three and nine months ended September 30, 2022, respectively, compared to the prior year.
(b)Excluding the impact of COVID-19 vaccinations, the Pharmacy Services segment’s total generic dispensing rate was 88.1% and 88.4% in the three months ended September 30, 2022 and 2021, respectively, and 88.6% and 88.8% in the nine months ended September 30, 2022 and 2021, respectively.

Supplemental Information
(Unaudited)

Retail/LTC Segment

The following table summarizes the Retail/LTC segment’s performance for the respective periods:

					Change
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30, 2022 vs 2021		Nine Months Ended September 30, 2022 vs 2021
In millions, except percentages	2022	2021	2022	2021	$	%	$	%
Revenues:
Products	$26,115	$23,971	$76,248	$69,974	$2,144	8.9%	$6,274	9.0%
Services	601	1,054	2,206	3,007	(453)	(43.0)%	(801)	(26.6)%
Net investment income (loss)	(10)	(33)	(44)	13	23	69.7%	(57)	(438.5)%
Total revenues	26,706	24,992	78,410	72,994	1,714	6.9%	5,416	7.4%
Cost of products sold	20,272	18,381	58,591	53,375	1,891	10.3%	5,216	9.8%
Gross profit (10)	6,434	6,611	19,819	19,619	(177)	(2.7)%	200	1.0%
Gross margin (Gross profit as a % of total revenues) (10)	24.1%	26.5%	25.3%	26.9%
Loss on assets held for sale	$2,480	$—	$2,480	$—	$2,480	100.0%	$2,480	100.0%
Goodwill impairment	—	431	—	431	(431)	(100.0)%	(431)	(100.0)%
Operating expenses	5,159	5,015	15,321	14,839	144	2.9%	482	3.2%
Operating expenses as a % of total revenues	19.3%	20.1%	19.5%	20.3%
Operating income (loss)	$(1,205)	$1,165	$2,018	$4,349	$(2,370)	(203.4)%	$(2,331)	(53.6)%
Operating income (loss) as a % of total revenues	(4.5)%	4.7%	2.6%	6.0%
Adjusted operating income (1)	$1,398	$1,723	$4,865	$5,166	$(325)	(18.9)%	$(301)	(5.8)%
Adjusted operating income as a % of total revenues	5.2%	6.9%	6.2%	7.1%
Revenues (by major goods/service lines):
Pharmacy	$20,759	$19,023	$60,308	$55,781	$1,736	9.1%	$4,527	8.1%
Front Store	5,581	5,359	16,630	15,255	222	4.1%	1,375	9.0%
Other	376	643	1,516	1,945	(267)	(41.5)%	(429)	(22.1)%
Net investment income (loss)	(10)	(33)	(44)	13	23	69.7%	(57)	(438.5)%
Prescriptions filled (5) (6) (a)	405.3	398.0	1,200.7	1,167.8	7.3	1.8%	32.9	2.8%
Same store sales increase: (12)
Total	9.9%	9.6%	9.5%	7.3%
Pharmacy	11.3%	8.8%	9.7%	8.4%
Front Store	5.1%	12.3%	9.0%	3.7%
Prescription volume (6)	3.8%	9.0%	4.3%	8.1%
Generic dispensing rate (6) (11) (b)	88.0%	86.6%	88.0%	86.6%
_____________________________________________
(a)Excluding the impact of COVID-19 vaccinations, prescriptions filled increased 3.6% and 4.5% on a 30-day equivalent basis for the three and nine months ended September 30, 2022, respectively, compared to the prior year.
(b)Excluding the impact of COVID-19 vaccinations, the Retail/LTC segment’s total generic dispensing rate was 88.9% and 89.1% in the three months ended September 30, 2022 and 2021, respectively, and 89.5% and 89.4% in the nine months ended September 30, 2022 and 2021, respectively.

Supplemental Information
(Unaudited)

Corporate/Other Segment

The following table summarizes the Corporate/Other segment’s performance for the respective periods:

					Change
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30, 2022 vs 2021		Nine Months Ended September 30, 2022 vs 2021
In millions, except percentages	2022	2021	2022	2021	$	%	$	%
Revenues:
Premiums	$14	$25	$46	$58	$(11)	(44.0)%	$(12)	(20.7)%
Services	18	14	51	43	4	28.6%	8	18.6%
Net investment income	110	132	281	387	(22)	(16.7)%	(106)	(27.4)%
Total revenues	142	171	378	488	(29)	(17.0)%	(110)	(22.5)%
Cost of products sold	11	11	31	27	—	—%	4	14.8%
Benefit costs	53	69	274	168	(16)	(23.2)%	106	63.1%
Opioid litigation charges	5,220	—	5,704	—	5,220	100.0%	5,704	100.0%
Operating expenses	495	455	1,352	1,411	40	8.8%	(59)	(4.2)%
Operating loss	(5,637)	(364)	(6,983)	(1,118)	(5,273)	(1,448.6)%	(5,865)	(524.6)%
Adjusted operating loss (1)	(417)	(343)	(1,277)	(1,015)	(74)	(21.6)%	(262)	(25.8)%

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliations of projected net income attributable to CVS Health to projected adjusted income attributable to CVS Health and calculations of projected GAAP diluted EPS and projected Adjusted EPS contain forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our SEC filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022. See “Non-GAAP Financial Information” earlier in this press release and endnote (2) later in this press release for more information on how we calculate Adjusted EPS.

	Year Ending December 31, 2022
	Low		High
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$4,142	$3.12	$4,277	$3.22
Non-GAAP adjustments:
Amortization of intangible assets	1,860	1.40	1,860	1.40
Opioid litigation charges	5,704	4.30	5,704	4.30
Loss on assets held for sale	2,521	1.90	2,521	1.90
Gain on divestiture of subsidiary	(225)	(0.17)	(225)	(0.17)
Tax impact of non-GAAP adjustments	(2,652)	(2.00)	(2,652)	(2.00)
Adjusted income attributable to CVS Health (2)	$11,350	$8.55	$11,485	$8.65

Weighted average diluted shares outstanding		1,327		1,327

Endnotes

(1) The Company defines adjusted operating income as operating income (loss) (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as opioid litigation charges, losses on assets held for sale, gains/losses on divestitures, acquisition-related integration costs, goodwill impairments and acquisition purchase price adjustments outside of the acquisition accounting measurement period. The Company uses adjusted operating income as its principal measure of segment performance as it enhances the Company’s ability to compare past financial performance with current performance and analyze underlying business performance and trends. The consolidated measure is not determined in accordance with GAAP and should not be considered a substitute for, or superior to, the most directly comparable GAAP measure, consolidated operating income (loss). See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from consolidated operating income (loss) in determining consolidated adjusted operating income.
(2) The Company defines adjusted income attributable to CVS Health as net income (loss) attributable to CVS Health (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as opioid litigation charges, losses on assets held for sale, gains/losses on divestitures, acquisition-related integration costs, goodwill impairments, acquisition purchase price adjustments outside of the acquisition accounting measurement period, losses on early extinguishment of debt, as well as the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health and certain discrete tax items. GAAP diluted earnings (loss) per share and Adjusted EPS, respectively, are calculated by dividing net income (loss) attributable to CVS Health and adjusted income attributable to CVS Health by the Company’s weighted average diluted shares outstanding.
Adjusted EPS for the three months ended September 30, 2022 is calculated utilizing adjusted weighted average diluted shares outstanding, which includes 8 million potential common equivalent shares, as the impact of these shares was dilutive. The potential common equivalent shares were excluded from the calculation of GAAP loss per share for the three months ended September 30, 2022, as these shares would have had an anti-dilutive effect as a result of the GAAP net loss incurred. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from net income (loss) attributable to CVS Health in determining adjusted income attributable to CVS Health.
(3) Medical benefit ratio is calculated as benefit costs divided by premium revenues and represents the percentage of premium revenues spent on medical benefits for the Company’s insured members. Management uses MBR to assess the underlying business performance and underwriting of its insurance products, understand variances between actual results and expected results and identify trends in period-over-period results. MBR provides management and investors with information useful in assessing the operating results of the Company’s insured Health Care Benefits products.
(4) Medical membership represents the number of members covered by the Company’s insured and ASC medical products and related services at a specified point in time. Management uses this metric to understand variances between actual medical membership and expected amounts as well as trends in period-over-period results. This metric provides management and investors with information useful in understanding the impact of medical membership on segment total revenues and operating results.
(5) Total pharmacy claims processed represents the number of prescription claims processed through the Company’s pharmacy benefits manager and dispensed by either its retail network pharmacies or its own mail and specialty pharmacies. Prescriptions filled represents the number of prescriptions dispensed through the Retail/LTC segment’s pharmacies. Management uses these metrics to understand variances between actual claims processed and prescriptions dispensed, respectively, and expected amounts as well as trends in period-over-period results. These metrics provide management and investors with information useful in understanding the impact of pharmacy claim volume and prescription volume, respectively, on segment total revenues and operating results.
(6) Includes an adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.

(7) Pharmacy network is defined as claims filled at retail and specialty retail pharmacies, including the Company’s retail pharmacies and long-term care pharmacies, but excluding Maintenance Choice activity, which is included within the mail choice category. Maintenance Choice permits eligible client plan members to fill their maintenance prescriptions through mail order delivery or at a CVS pharmacy retail store for the same price as mail order.
(8) Mail choice is defined as claims filled at a Pharmacy Services mail order facility, which includes specialty mail claims inclusive of Specialty Connect® claims picked up at a retail pharmacy, as well as prescriptions filled at the Company’s retail pharmacies under the Maintenance Choice program.
(9) Days claims payable is calculated by dividing the health care costs payable at the end of each quarter by the average health care costs per day during such quarter. Management and investors use this metric as an indicator of the adequacy of the Company’s health care costs payable liability at the end of each quarter and as an indicator of changes in such adequacy over time.
(10) Gross profit is calculated as the segment’s total revenues less its cost of products sold. Gross margin is calculated by dividing the segment’s gross profit by its total revenues and represents the percentage of total revenues that remains after incurring direct costs associated with the segment’s products sold and services provided. Gross margin provides investors with information that may be useful in assessing the operating results of the Company’s Pharmacy Services and Retail/LTC segments.
(11) Generic dispensing rate is calculated by dividing the segment’s generic drug prescriptions processed or filled by its total prescriptions processed or filled. Management uses this metric to evaluate the effectiveness of the business at encouraging the use of generic drugs when they are available and clinically appropriate, which aids in decreasing costs for client members and retail customers. This metric provides management and investors with information useful in understanding trends in segment total revenues and operating results.
(12) Same store sales and prescription volume represent the change in revenues and prescriptions filled in the Company’s retail pharmacy stores that have been operating for greater than one year, expressed as a percentage that indicates the increase or decrease relative to the comparable prior period. Same store metrics exclude revenues from MinuteClinic and revenues and prescriptions from LTC operations. Management uses these metrics to evaluate the performance of existing stores on a comparable basis and to inform future decisions regarding existing stores and new locations. Same-store metrics provide management and investors with information useful in understanding the portion of current revenues and prescriptions resulting from organic growth in existing locations versus the portion resulting from opening new stores.